Exhibit 99.1

AITX’s RAD Announces First Municipal RADDOG Adoption

City of Taylor, Michigan, Welcomes Its First RADDOG 2LE to the Police Force in Historic Move

Detroit, Michigan, February 8, 2024 – Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), today announced that the Taylor City Council has officially approved the addition of a RADDOG™ 2LE to the Taylor Police Department. This marks a historic moment as the city integrates its first robotic quadruped into the municipal police force, and RAD celebrates its inaugural deployment of RADDOG to a municipal entity.

The City of Taylor, recognized as the fifth most populous city in Wayne County and the 17th across Michigan, boasts a population of 63,409 as per the 2020 census. With a dedicated force of approximately 100 sworn officers, the inclusion of RADDOG 2LE represents a significant step forward in leveraging technology to enhance public safety and operational efficiency within the community.

RADDOG 2LE, designed and developed by RAD, is a state-of-the-art robotic system modeled to support law enforcement agencies in a variety of operational scenarios. Equipped with advanced mobility, surveillance capabilities, and patrolling functions, RADDOG 2LE is set to become an invaluable asset to the Taylor Police Department.

RAD’s Sr. Vice President of Revenue Operations, Troy McCanna, an ex-FBI agent of 23 years, expressed enthusiasm about the new addition, stating, “The integration of RADDOG 2LE into police forces is a testament to our commitment to delivering innovative solutions for public safety. We are proud to be at the forefront of this technological advancement, setting a precedent for modern policing that could shape the future of law enforcement operations, not just in Michigan, but nationwide. I wish we had this device when I was an active agent as I’m certain it will provide critical escalation functions while enhancing officer safety.”

On January 24, 2024, the Taylor Police Department commented on social media following their final RADDOG 2LE demonstration, “This tool can be used as an additional resource for multiple emergency situations that can help law enforcement. The robot can be deployed to assist in incidents where our officers and citizens can be in immediate danger and potentially provide a safer solution and reduce the risk in dangerous circumstances.”

Mark Folmer, CPP, PSP, FSyI, President of RAD, also commented on this milestone, “We are honored to partner with the City of Taylor and its Police Department. This deployment marks a significant achievement for RAD, demonstrating the trust and confidence that the City of Taylor has placed in our technology. We believe that RADDOG 2LE will prove to be a game-changer in enhancing the capabilities of the Taylor Police Department.”

Steve Reinharz, CEO/CTO of AITX and RAD, noted “We will continue to invest in improving this technology with an eye towards being budget friendly. We strive, in time, to develop a version of RADDOG that will be every law enforcement members’ best friend and riding in every car on every patrol. It may take time, but this concept has tremendous potential, and it starts today.”

The deployment of RADDOG 2LE in Taylor is expected to pave the way for further adoption of robotic assistance within public safety and law enforcement agencies across the country, highlighting the potential for such technology to complement and enhance the efforts of human officers.

As the City of Taylor and RAD embark on this pioneering journey, both parties look forward to witnessing the positive impact that RADDOG 2LE will have on the community, setting a benchmark for innovation in public safety.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

###

Steve Reinharz

949-636-7060

@SteveReinharz